Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED BENEFITS & PENSION SERVICES, INC.

(Pursuant to Section 245 of the General
Corporation Law of Delaware)

UNITED BENEFITS & PENSION SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that:

1. The name of the Corporation is United Benefits & Pension Services, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on the 5th day of October, 2006.

3. The Board of Directors (the “Board”) of the Corporation and the stockholders of the Corporation adopted resolutions, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), authorizing the amendment and restatement of the Certificate of Incorporation of the Corporation as follows:

FIRST: Name. The name of the Corporation is:

United Benefits & Pension Services, Inc.

SECOND: Registered Office. The registered office of the Corporation is to be located in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent is the Corporation Trust Company, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

THIRD: Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: Capital Stock.

(a) Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of Preferred Stock, $.00001 par value per share (“Preferred Stock”) and (ii) 50,000,000 shares of Common Stock, $.00001 par value per share (“Common Stock”). Effective upon the filing hereof, (i) the stated capital of the Corporation shall be reduced by an amount equal to $0.00999 per share of Common Stock outstanding immediately prior to the effectiveness hereof; and (ii) the surplus capital of the Corporation shall be increased by an amount equal to $0.00999 per share of the Common Stock outstanding immediately prior to the effectiveness hereof.

(b) Provisions Relating to Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, and the Board is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(i) The designation of such series, which may be by distinguishing number or letter;

(ii) The number of shares initially constituting such series;

(iii) The increase, and the decrease to a number not less than the number of the then outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

(iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(v) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

(vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share;

(viii) Whether or not a sinking or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock or any other security of the Corporation or any other entity and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or price; and

(x) Any other relative rights, preferences and limitations.

(c) Provisions Relating to Common Stock.

(i) Subject to any preferential dividend rights applicable to shares of Preferred Stock, as determined by the Board pursuant to the provisions of Section (b) of this Article FOURTH, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board.

(ii) Subject to any preferential liquidation rights applicable to shares of Preferred Stock, as determined by the Board pursuant to the provisions of Section (b) of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

(iii) The holders of shares of Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at any such meeting.

(d) Stock Split

(i)  Immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock then outstanding shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 5,325.03 (the “Stock Split Factor”). The par value of the Common Stock after such stock split shall be $.00001 per share.

(ii) No fractional shares shall be issued in connection with the stock split. Any fraction of a share of Common Stock resulting from the conversion of Common Stock described in paragraph (d)(i) of this Article FOURTH to which such holder would otherwise be entitled shall be rounded down to the nearest whole share in lieu of issuing any such fractional share. All shares of Common Stock (including fractions thereof) issuable upon the conversion of Common Stock described above in paragraph d(i) of this Article FOURTH to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in a holder of shares of Common Stock holding a fractional share of Common Stock.

(iii) The conversion of Common Stock into such new number of shares of Common Stock will be deemed to occur at the Effective Time, regardless of if or when any certificates previously representing such shares of Common Stock are physically surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock as determined in paragraph (d)(i) of this Article FOURTH, automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by the Stock Split Factor.

(iv) The Corporation shall not close its books against the transfer of the Common Stock issued or issuable upon conversion pursuant to paragraph (d)(i) of this Article FOURTH in any manner which interferes with the timely conversion of the Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion pursuant to paragraph (d)(i) of this Article FOURTH.

FIFTH: Directors and By-Laws. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by the Board, provided that any By-laws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: Board of Directors. Subject to any rights of shares of Preferred Stock, as determined by the Board pursuant to the provisions of Section (b) of Article FOURTH, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be determined in accordance with the By-laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-laws.

SEVENTH: Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article SEVENTH with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this paragraph (a) of this Article SEVENTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, that an Advance of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this paragraph (a) of this Article SEVENTH or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

(b) Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or Advance of Expenses under paragraph (a) of this Article SEVENTH shall be made promptly, and in any event within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the director or officer has delivered the Undertaking contemplated by paragraph (a) of this Article SEVENTH), upon the written request of the Indemnitee. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article SEVENTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or Advance of Expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the director or officer has delivered the Undertaking contemplated by paragraph (a) of this Article SEVENTH), the right to indemnification or advances as granted by this Article Eighth shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the Advance of Expenses where the Undertaking required pursuant to paragraph (a) of this Article SEVENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to paragraph (a) of this Article SEVENTH shall be the same procedure set forth in this paragraph (b) for directors or officers, unless otherwise set forth in the action of the Board providing indemnification for such employee or agent.

(c) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(d) Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “Subsidiary” for this Article SEVENTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(e) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who become or remain a director, officer, employee or agent of a Subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, Advance of Expenses and other rights contained in this Article SEVENTH in entering into or continuing such service. The rights to indemnification and to the Advance of Expenses conferred in this Article SEVENTH shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(f) Non-Exclusivity of Rights. The rights to indemnification and to the Advance of Expenses conferred in this Article SEVENTH shall not be exclusive of and shall not limit any other right which any person may have or hereafter acquire under this Certificate of Incorporation as then in effect or under any statute, by-law, agreement, instrument, vote of stockholders or disinterested directors or otherwise.

(g) Merger or Consolidation. For purposes of this Article SEVENTH, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(h) Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under paragraph (a) of this Article SEVENTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article SEVENTH to the full extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the full extent permitted by applicable law.

EIGHTH: Limited Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

4. That the amendment and restatement of the Certificate of Incorporation was duly authorized and adopted by the Board in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said UNITED BENEFITS & PENSION SERVICES, INC. has caused this Certificate to be signed by Richard E. Stierwalt, its Chief Executive Officer, this 12th day of December, 2007.

UNITED BENEFITS & PENSION SERVICES, INC.

By:	/s/ Richard E. Stierwalt
Richard E. Stierwalt,
Chief Executive Officer